Exhibit 99.4

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands)

	As of June 30, 2004
	Original	As Restated	Change
Assets

Current assets:
Cash and cash equivalents	$59,059	$59,059	$—
Marketable securities	10,955	10,955	—
Accounts receivable, net	37,941	37,941	—
Inventories	45,762	45,762	—
Prepaid expenses and other current assets	8,366	8,366	—
Current assets of discontinued operations	10,429	10,429	—

Total current assets	172,512	172,512	—

Restricted cash	16,850	—	(16,850)
Property and equipment, net	15,641	15,641	—
Goodwill	42,874	42,874	—
Other intangible assets, net	8,840	8,840	—
Other assets	7,283	7,283	—
Long-term assets of discontinued operations	39,945	56,795	16,850

	$303,945	$303,945	$—

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$17,776	$17,776	$—
Accrued and other liabilities	55,748	41,548	(14,200)
Deferred revenue	12,497	12,497	—
Current liabilities of discontinued operations	5,164	19,364	14,200

Total current liabilities	91,185	91,185	—

Long-term liabilities of discontinued operations	2,078	2,078	—

Total liabilities	93,263	93,263	—

Shareholders’ equity:
Common stock	375,550	375,550	—
Accumulated deficit	(169,487)	(169,487)	—
Accumulated other comprehensive income	4,619	4,619	—

Total shareholders’ equity	210,682	210,682	—

	$303,945	$303,945	$—